UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2012

American Realty Capital New York Recovery REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-163069	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 27, 2012, the Board of Directors of American Realty Capital New York Recovery REIT, Inc. (the “Company”) ratified the Company’s entry, through its sponsor, American Realty Capital III, LLC, into a purchase and sale agreement to acquire the fee-simple interest in four commercial condominiums located at 350 West 42nd Street in the Midtown neighborhood of Manhattan, New York. The seller of the property is Extell Orion Holdings LLC. The Company completed its due diligence review as of March 7, 2012, upon which the purchase and sale agreement was conditioned, among other conditions. The seller does not have a material relationship with the Company and the acquisition is not an affiliated transaction.   Although the Company believes that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated. The purchase and sale agreement contains customary representations and warranties by the seller.

The property is 100% leased to four tenants and contains 42,774 rentable square feet. The property consists of two ground floor retail units (“Retail Unit A” and “Retail Unit B,” respectively), one storage unit (the “Storage Unit”), and one parking garage unit (the “Parking Garage Unit”).

Retail Unit A contains 1,227 rentable square feet and is currently master leased by the seller until the earlier of: (i) nine months from the date of closing of the acquisition and (ii) the execution of a lease for Retail Unit A. Starbucks Corporation, which is rated by major credit rating agencies, has executed a letter of intent for a 10-year lease, which would provide for annualized rental income of approximately $162,000. The lease would contain one fixed rental escalation of 10% in the sixth year of the primary lease term. The lease would contain a one-time right by the tenant to terminate the lease on the 60th month of the lease term, if the tenant provides 210 days’ advance notice and pays to the Company, as landlord, the amortized amount of all costs incurred in connection with the construction of Retail Unit A and certain other costs. The lease would also contain one five-year renewal option. The current master lease with the seller provides for an annualized rental income at the same level.

Retail Unit B contains 5,566 rentable square feet and is currently leased to 350-42 Fruits & Vegetables Corp. (known as Well Green Market II). The lease commenced in March 2012 and has a 15-year term, expiring in March 2027. The lease contains fixed annual rental escalations of 3.0% commencing in the third year of the primary lease term. The lease contains no renewal options. The annualized rental income is approximately $528,000.

The Storage Unit contains 1,002 rentable square feet and is currently leased to The Orion Condominium. The lease commenced in January 2011 and has a 30-year term, expiring in December 2040. The lease contains fixed annual rental escalations of 2.0% during the primary lease term. The lease contains one 19-year renewal option. The annualized rental income is approximately $48,000.

The Parking Garage Unit contains 34,979 rentable square feet and is currently leased to 42 Parking LLC. TMO Parent LLC (known as Icon Parking Systems) has guaranteed the tenant’s obligations under the lease. The Parking Unit includes space for approximately 184 automobiles. The lease commenced in April 2007 and has a 20-year term, expiring in April 2027. The lease contains fixed annual rental escalations of 2.2% during the primary lease term. The lease contains no renewal options. The annualized rental income is approximately $1,049,000.

The contract purchase price of property is approximately $20.7 million, exclusive of closing costs. The Company intends to fund the purchase price with proceeds from the Company’s ongoing initial public offering. The Company may seek to obtain financing on the property post-closing. However, there is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective March 12, 2012, William M. Kahane resigned as President and Treasurer of the Company, as a result of Mr. Kahane’s appointment as President and Chief Executive Officer of American Realty Capital Trust, Inc. (“ARCT”). On March 1, 2012, ARCT internalized the management services previously provided by its affiliates and ARCT’s common stock was listed on The NASDAQ Global Select Market. Mr. Kahane will remain as a member of the Board of Directors of the Company.

Simultaneous with Mr. Kahane’s resignation, the Board of Directors of the Company appointed Edward M. Weil, Jr., currently the Company’s Executive Vice President and Secretary, as President, Secretary and Treasurer, effective March 12, 2012, in accordance with the terms of the Company’s Bylaws. Mr. Weil has been Executive Vice President and Secretary of the Company since its formation in October 2009.

Mr. Weil, 44, was also executive vice president and secretary of the Company’s advisor and property manager since their formation in November 2009 and became president, secretary and treasurer of the Company’s advisor and property manager in March 2012. Mr. Weil has been the chief executive officer of Realty Capital Securities, LLC, a broker-dealer registered with FINRA, since December 2010. Mr. Weil also was the executive vice president and secretary of ARCT and executive vice president of the ARCT advisor and the ARCT property manager from their formation in August 2007 through February 2012. Mr. Weil also was executive vice president and secretary of American Realty Capital – Retail Centers of America, Inc. (“ARC RCA”) from its formation in July 2010 through March 2012 and executive vice president and secretary of the ARC RCA advisor and property manager from their formation in May 2010 through March 2012. Mr. Weil became president, chief operating officer and secretary of ARC RCA and the ARC RCA advisor and property manager in March 2012. Mr. Weil also was executive vice president and secretary of American Realty Capital Properties, Inc. (“ARCP”) from its formation in December 2010 through February 2012 and executive vice president and secretary of its advisor from its formation in November 2010 through February 2012. Mr. Weil became president, chief operating officer, secretary and treasurer and a director of ARCP and president, chief operating officer, secretary and treasurer of the ARCP manager in March 2012. He also was executive vice president and secretary of American Realty Capital Healthcare Trust, Inc. (“ARC HC”) since its formation in August 2010 and executive vice president and secretary of the ARC HC advisor and property manager since their formation in August 2010. Mr. Weil became president, chief operating officer and secretary of ARC HC and the ARC HC advisor and property manager in March 2012. Mr. Weil has served as executive vice president and secretary of American Realty Capital III, Inc. (“ARCT III”) since its formation in October 2010, and has served as president, chief operating officer, secretary, treasurer and a director of ARCT III since February 2012. Mr. Weil served as executive vice president and secretary of the ARCT III advisor and property manager since their formation in October 2010 and has served as president, chief operating officer, secretary and treasurer of the ARCT III advisor and property manager since March 2012. Mr. Weil also was executive vice president and secretary of American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC DNAV”) from its formation in September 2010 through February 2012 and executive vice president and secretary of its advisor and property manager from their formation in September 2010 through February 2012. Mr. Weil became president, chief operating officer, secretary, treasurer and a director of ARC DNAV and president, chief operating officer, secretary and treasurer of the ARC DNAV advisor and property manager in March 2012. From October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited. He was formerly the senior vice president of sales and leasing for American Financial Realty Trust (as well as for its predecessor, American Realty Financial Group) from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square-foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. From July 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: March 13, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors